Exhibit 10.31

DEVELOPMENT AND LICENSE AGREEMENT

BETWEEN

HOFFMANN-LA ROCHE INC. AND F.HOFFMANN-LA ROCHE LTD

AND

EMISPHERE TECHNOLOGIES, INC.

November 17, 2004

*** - indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission.

DEVELOPMENT AND LICENSE AGREEMENT

          THIS DEVELOPMENT AND LICENSE AGREEMENT(the “Agreement”) is entered into as of November 17, 2004 (the “Effective Date”) by and between HOFFMANN-LA ROCHE INC., a New Jersey corporation having a place of business at 340 Kingsland Street, Nutley, New Jersey 07110, and F.HOFFMANN-LA ROCHE LTD, a Swiss corporation, having a place of business at Grenzacherstrasse 124, CH-4070, Basel, Switzerland (collectively “Roche”), on the one hand, and EMISPHERE TECHNOLOGIES, INC., a Delaware corporation having an address of 765 Old Saw Mill River Road, Tarrytown, NY 10591 (“Emisphere”), on the other.

RECITALS

          WHEREAS, Emisphere is a biopharmaceutical company specializing in the oral delivery of therapeutic molecules;

          WHEREAS, Emisphere is developing oral delivery technology for ***compounds and oral dosage formulations of *** compounds;

          WHEREAS, Roche is a leading global health care company engaged in the research, development and commercialization of pharmaceutical products; and

          WHEREAS, Roche desires to obtain, and Emisphere is willing to grant to Roche, an exclusive, worldwide right to develop and commercialize oral *** using Emisphere’s proprietary oral drug delivery technology, subject to the terms and conditions set forth herein.

          NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.       DEFINITIONS

          1.1          “Adjusted Gross Sales” shall mean the gross amounts invoiced by Roche, its Affiliates and their respective sublicensees for sales of Products to Third Parties that are not Affiliates or sublicensees of the selling party (unless such Affiliate or sublicensee is the end user of such Product, in which case the amount billed therefor shall be deemed to be the amount that would be billed to a Third Party end user in an arm’s-length transaction), less deductions for returns and return reserves (such reserves consistent with International Financial Reporting Standards (“IFRS”)) (including allowances actually given for spoiled, damaged, out-dated, rejected or returned Product sold, withdrawals and recalls), rebates to the extent consistently and reasonably applied by Roche to its products (price reductions, rebates to social and welfare systems, charge backs and charge back reserves (such reserves consistent with IFRS), cash sales incentives (but only to the extent it is a sales related deduction which is accounted for within Roche on a product-by-product basis), government mandated rebates and similar types of rebates (e.g., P.P.R.S. Medicaid, each as consistently and reasonably applied by

1.

*** - indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission.

Roche to its products), volume (quantity) discounts and cash discounts, each as consistently and reasonably applied by Roche to its products, taxes (value added or sales taxes, government mandated exceptional taxes and other taxes directly linked to the gross sales amount), it being understood that income and capital gains taxes are not the type of taxes contemplated as a deduction in this definition of Adjusted Gross Sales.

          1.2          “Affiliate” shall mean an individual, trust, business trust, joint venture, partnership, corporation, association or any other entity which (directly or indirectly) is controlled by, controls or is under common control with a party to this Agreement.  For the purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to a party, shall mean the possession (directly or indirectly) of more than fifty percent (50%) of the outstanding voting securities of a corporation or comparable equity interest in any other type of entity, or otherwise having the power to govern the financial and the operating policies or to appoint the management of such entity.  With regard to Roche, the term “Affiliate” shall not include Genentech Inc., 1 DNA Way, South San Francisco, California 94080-4990, or Chugai Pharmaceutical Co., Ltd, 1-9, Kyobashi 2-chome, Chuo-ku, Tokyo, 104-8301, Japan, unless and until such time as Roche opts for such inclusion by written notice to Emisphere.

          1.3          “***” shall mean any compound in the class known as ***, including all *** thereof.

          1.4          “Carrier” shall mean any synthetic chemical compound that allows a drug molecule to cross membranes.

          1.5          “Combination Product” shall have the meaning provided in Section 6.5.

          1.6          “Confidential Information” shall have the meaning provided in Section 11.1.

          1.7          “Control” shall mean, with respect to any Information or intellectual property right, possession by a party of the ability (whether by ownership, license or otherwise) to grant access, a license or a sublicense to such Information or intellectual property right without violating the terms of any agreement or other arrangement with any Third Party as of the time such Party would first be required hereunder to grant the other Party such access, license or sublicense.

          1.8          “Development Plan” shall mean the plan for conducting the Development Program, as amended from time to time by Roche.  The initial Development Plan has been agreed upon by the parties in writing as of the Effective Date and is attached as Exhibit B.  Roche shall not have the right to amend the initial Development Plan or any subsequent Development Plan in any manner that would provide for activities outside the scope of the license granted to Roche under Section 5.1(a)(ii) or in violation of the restrictions imposed on Roche pursuant to Section 5.2.

          1.9          “Development Program” shall mean the program of research and development with respect to Products conducted by Roche during the Development Term pursuant to Articles 2, 3 and 4 hereof, as more fully described in the Development Plan.  For purposes of clarification, the Development Program does not encompass development of *** in combination

2.

*** - indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission.

with Carriers other than Program Carriers, and Roche may pursue development of products containing *** in combination with agents (other than Program Carriers) outside of the Development Program, provided that such agents are not Emisphere Other Technology.

          1.10          “Development Term” shall have the meaning provided in Section 12.1.

          1.11          “DMF” shall mean a drug master file (as such term is defined in 21 C.F.R. Part 314.420) for any Product.

          1.12          “Dossier” shall mean the file of all documents filed with a Regulatory Authority for purposes of a registration (e.g., NDA).

          1.13          “Emisphere Inventions” shall have the meaning provided in Section 9.1.

          1.14          “Emisphere Know-How” shall mean, to the extent Controlled by Emisphere on the Effective Date or during the Development Term, Information that is necessary for performance of the Development Program or necessary for the manufacture, use, sale, offer for sale or import of Products, including, in each case, any replication or any part of any of the foregoing Information.

          1.15          “Emisphere Management” shall mean any Emisphere officer with a title of Chief Executive Officer, Vice President or Senior Vice President.

          1.16          “Emisphere Other Technology” shall mean all trade secret know-how and patented Information Controlled by Emisphere as of the Effective Date or during the Development Term excluding Emisphere Technology.

          1.17          “Emisphere Patents” shall mean, to the extent Controlled by Emisphere as of the Effective Date or during the Development Term, all Patents that claim inventions necessary for performance of the Development Program or that claim the manufacture, use, sale, offer for sale or import of any Product.

          1.18         “Emisphere Technology” shall mean the Emisphere Patents and Emisphere Know-How.

          1.19          “FDA” shall mean the United States Food and Drug Administration, or any successor agency thereto having the administrative authority to regulate the marketing to human pharmaceutical products or biological therapeutic products, delivery systems and devices in the United States of America.

          1.20          “FD&C Act” shall mean the United States Federal Food, Drug and Cosmetic Act and regulations promulgated thereunder, as each may be amended from time to time.

          1.21          “Field” shall mean the treatment and/or prevention of all human diseases and disorders using any ***.

3.

*** - indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission.

          1.22          “First Commercial Sale” shall mean, with respect to any Product, the first sale in a country after the governing health regulatory authority of such country has granted Regulatory Approval.

          1.23          “FTE” shall mean the equivalent of a full-time scientist’s work time over a 12-month period (including normal vacations, sick days and holidays).

          1.24          “IND” shall mean an Investigational New Drug Application filed with the FDA, or the equivalent application or filing filed with any equivalent agency or governmental authority outside the United States of America (including any supra-national agency such as in the European Union) necessary to commence human clinical trials in such jurisdiction.

          1.25          “Information” shall mean all tangible and intangible (a) techniques, technology, practices, trade secrets, inventions (whether patentable or not), methods, knowledge, know-how, skill, experience, test data and results (including pharmacological, toxicological and clinical test data and results), analytical and quality control data, results or descriptions, software and algorithms and (b) compounds, compositions of matter, cells, cell lines, assays, animal models and physical, biological or chemical material.

          1.26          “Inventions” shall have the meaning provided in Section 9.1.

          1.27         “Joint Inventions” shall have the meaning provided in Section 9.1.

          1.28          “Joint Patents” shall mean all Patents that claim a Joint Invention.

          1.29          “Major European Market Country” shall mean France, Germany, Italy, Spain or the United Kingdom.

          1.30          “Major Market Country” shall mean the United States of America, Japan or a Major European Market Country.

          1.31         “NDA” shall mean a New Drug Application (as more fully defined in 21 C.F.R. Part 314.5 et seq.) and all amendments and supplements thereto filed with the FDA, or the equivalent application filed with any equivalent agency or governmental authority outside the United States of America (including any supra-national agency such as in the European Union), including all documents, data, and other information concerning a pharmaceutical product which are necessary for gaining Regulatory Approval to market and sell such pharmaceutical product.

          1.32          “Net Sales” shall mean Adjusted Gross Sales *** of Adjusted Gross Sales in the United States of America and *** of Adjusted Gross Sales in all other countries to cover other sales-related expenses or discounts not accounted for on a product-by-product basis (e.g., outward freights, postage charges, custom duties, transportation, insurance expenses, packaging materials for dispatch of goods, and discounts granted later than at the time of invoicing), to the extent no already deducted from gross sales.

          1.33          “Patents” shall mean (a) United States and foreign patents, re-examinations, reissues, renewals, extensions and term restorations, and (b) pending applications for United States and foreign patents, including, without limitation, provisional applications, continuations, continuations-in-part, divisional and substitute applications, including, without limitation, inventors’ certificates.

4.

*** - indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission.

          1.34          “Phase 1 Clinical Trial” shall mean a human clinical trial that satisfies the requirements for a Phase 1 study as defined in 21 C.F.R. Part 312.21(a) (or its successor regulation).

          1.35          “Phase 2 Clinical Trial” shall mean a human clinical trial that satisfies the requirements for a Phase 2 study as defined in 21 C.F.R. Part 312.21(b) (or its successor regulation).

          1.36          “Phase 3 Clinical Trials” shall mean a human clinical trial that satisfies the requirements for a Phase 3 study as defined in 21 C.F.R. Part 312.21(c) (or its successor regulation).

          1.37          “Product” shall mean a pharmaceutical product containing any formulation of *** and a Program Carrier for oral administration only, including sublingual and buccal forms.  For clarity, *** shall be considered separate and distinct Products for the purpose of this Agreement, including for the calculation of royalties and other payments.  For the avoidance of doubt, different dosage strengths *** of a Product containing a given *** and a given Program Carrier shall not be considered separate Products.  For further avoidance of doubt, all formulations of a given *** and a given Program Carrier approved for a single indication (or related indications) shall be considered a single Product for purpose of this Agreement, whether or not such Product is marketed under a single trademark or multiple trademarks.  For example, *** is or may be marketed under various trademarks, including *** and all versions of these separately trademarked products shall be considered a single Product for the purpose of this Agreement.

          1.38         “Product-Specific Emisphere Claim” shall mean a claim of an Emisphere Patent that claims the composition of matter, method of use and/or method of manufacture of a Program Carrier or of a Product being developed or commercialized by Roche under this Agreement but that does not claim the composition of matter, method of use and/or method of manufacture of any Carrier other than the Program Carriers or Emisphere’s Carrier technology generally.  For purposes of clarification, the Product-Specific Emisphere Claims shall exclude any claim of an Emisphere Patent that claims the composition of matter, method of use and/or method of manufacture of any Carrier other than a Program Carrier or claims any aspect of Emisphere’s Carrier technology generally.

          1.39          “Product-Specific Emisphere Patent” shall mean an Emisphere Patent that claims the composition of matter, method of use and/or method of manufacture of a Program Carrier or of a Product being developed or commercialized by Roche under this Agreement but that does not claim the composition of matter, method of use and/or method of manufacture of any Carrier other than the Program Carriers or Emisphere’s Carrier technology generally.  For purposes of clarification, the Product-Specific Emisphere Patents shall exclude any Emisphere Patent that claims the composition of matter, method of use and/or method of manufacture of any Carrier other than a Program Carrier or claims any aspect of Emisphere’s Carrier technology generally.

5.

*** - indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission.

          1.40          “Product-Specific Improvement” shall mean (a) any claim in a Roche Patent or Joint Patent the practice of which would infringe at least one of the Product-Specific Emisphere Patents, and (b) any and all Roche Know-How that is necessary for the practice of the invention claimed in such Roche Patent or Joint Patent.

          1.41          “Program Carriers” shall mean the Carrier known as *** and the Carrier known as *** (each as shown in Exhibit A hereto).

          1.42          “Regulatory Approval” shall mean any and all approvals (including price and reimbursement approvals), licenses, registrations, or authorizations of the European Union or of any country, federal, state or local regulatory agency, department, bureau or other government entity that is necessary for the manufacture, use, storage, import, transport and/or sale of a Product in such jurisdiction.

          1.43          “Regulatory Authority” shall mean any and all national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, whose approval or authorization is necessary for, or to whom notice must be given prior to, the manufacture, distribution, use or sale of a Product or the designation of a Product as an orphan drug (or equivalent designation).

          1.44          “Roche Inventions” shall have the meaning provided in Section 9.1.

          1.45          “Roche Know-How” shall mean, to the extent Controlled by Roche on the Effective Date or during the Development Term, Information not included in the Roche Patents or Joint Patents that is necessary for performance of the Development Program or necessary for the manufacture, use, sale, offer for sale or import of Products, but excluding the Emisphere Know-How licensed to Roche hereunder.

          1.46          “Roche Patents” shall mean, to the extent Controlled by Roche as of the Effective Date or during the Development Term, all Patents that claim inventions necessary for performance of the Development Program or that claim the manufacture, use, sale, offer for sale or import of any Product, but excluding the Emisphere Patents licensed to Roche hereunder and the Joint Patents.

          1.47          “Roche Technology” shall mean the Roche Patents and the Roche Know-How.

          1.48          “Technical Liaison Committee” or “TLC” shall mean the committee formed pursuant to Section 2.1.

          1.49          “Term” shall have the meaning provided in Section 12.1.

          1.50          “Third Party” shall mean any entity other than Emisphere or Roche or an Affiliate of Emisphere or Roche.

          1.51          “Valid Claim” shall mean (a) an unexpired claim of an issued patent within the Emisphere Patents, Roche Patents or Joint Patents which has not been found to be unpatentable, invalid or unenforceable by a court or other authority in the subject country, from which decision no appeal is taken or can be taken; or (b) a claim of a pending application within the Emisphere

6.

*** - indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission.

Patents, Roche Patents or Joint Patents, provided that such application has not been pending for more than five (5) years (including the pendency of any parent application(s) from which such application claims priority).

2.        TECHNICAL LIAISON COMMITTEE

          2.1         Technical Liaison Committee.  Promptly after the Effective Date, the parties will form a Technical Liaison Committee (the “TLC”) composed of three (3) representatives of each of Roche and Emisphere.  One (1) representative of Roche on the TLC shall be selected to act as the chairperson of the TLC.  The TLC shall meet as needed for exchange of information between the parties, but at least quarterly, during the Development Term.  Such meetings may be conducted by videoconference, teleconference or in person.  A reasonable number of additional representatives of either party may attend meetings of the TLC.

          2.2         Reports.  On a semi-annual basis during the Development Term, the TLC will provide the parties with a written report describing, in reasonable detail, the status of the Development Program and a summary of the results and progress to date.

3.       CONDUCT OF THE DEVELOPMENT PROGRAM

          3.1         Objectives.  Roche hereby agrees to establish and conduct the Development Program during the Development Term in accordance with the Development Plan and with the terms of this Agreement with the goal of developing Products for further development and commercialization by Roche.  Roche, through the TLC, shall advise Emisphere of any material amendments or revisions to the Development Plan in writing.

          3.2         Technology Transfer.  Commencing promptly after the Effective Date and from time to time thereafter during the Development Term, Emisphere shall disclose to Roche such Emisphere Technology as is reasonably necessary to enable Roche to perform its Development Program activities hereunder in accordance with the Development Plan.  During the Development Term, Emisphere will provide Roche with reasonable technical assistance relating to the use of the Emisphere Technology, solely to the extent permitted under the licenses granted to Roche under Article 5.

          3.3         Research Commitment.  During the Development Term, Roche shall diligently conduct the Development Program in accordance with the Development Plan, as revised from time to time by Roche.  Without limiting the generality of the foregoing, each party shall devote to the Development Program such personnel as is reasonably necessary to conduct the activities for which such party is responsible as set forth in the Development Plan.  Roche may request that Emisphere perform certain Development Plan activities; and if Emisphere agrees to perform such activities, it shall conduct such activities diligently.  In addition, Emisphere shall promptly provide written reports of the status of such activities and the results from its performance of, such activities, in accordance with a schedule agreed upon by the parties.  Roche shall compensate Emisphere for Development Plan activities (excluding activities relating to participation in, or preparation for, TLC meetings or relating to regulatory activities) performed by Emisphere personnel at a rate of *** per FTE-hour.  On a *** basis, within forty-five (45) days of the end of the ***, Emisphere shall provide a written invoice to Roche specifying the

7.

*** - indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission.

number of FTE-hours devoted by Emisphere personnel to the Development Program, together with a description of the work completed by such personnel.  Each such invoice shall be due and payable on a *** basis.

          3.4         Information Exchange.  Each party shall keep the other party reasonably informed as to discoveries and technical developments (including, without limitation, any Inventions related to Product or otherwise necessary for the Development Program, and any Product-Specific Improvements) made in the course of performing activities under the Development Program.  Emisphere shall provide Roche with all reasonably requested and available toxicology and safety data relevant to the Program Carriers as soon as practicable after the Effective Date.  Emisphere shall disclose to Roche, in confidence, all reasonably requested and available information relating to the Products and/or the Program Carriers, including know-how, experimental data, formulas, expert opinions, experimental procedures, and clinical and regulatory data and filings.  Emisphere shall also provide technical assistance to enable Roche to utilize such information.  Notwithstanding the foregoing, a party shall not be required to disclose any information that it is prohibited from disclosing either by law or by reason of a contract with a Third Party.

          3.5         Subcontracts.  Roche may perform some of its obligations under the Development Plan through one (1) or more subcontractors, provided that (i) none of the rights of Emisphere hereunder are diminished or otherwise adversely affected as a result of such subcontracting, and (ii) the subcontractor undertakes in writing obligations of confidentiality and non-use regarding Confidential Information which are substantially the same as those undertaken by Roche pursuant to Article 12 hereof and obligations of assignment to Roche as outlined in Article 9.  In the event that Roche performs any of its obligations under the Development Plan through a subcontractor, then Roche will, at all times, be responsible for the performance and payment of such subcontractor.

          3.6         Materials Transfer.  In order to facilitate the Development Program, either party may provide to the other party certain biological materials or chemical compounds (collectively, “Materials”) Controlled by the supplying party (other than under this Agreement) for use by the other party in furtherance of the Development Program.  Except as otherwise provided under this Agreement, all such Materials delivered to the other party will remain the sole property of the supplying party, will be used only in furtherance of the Development Program in accordance with this Agreement, will not be used or delivered to or for the benefit of any Third Party without the prior written consent of the supplying party, and will be used in compliance with all applicable laws, rules and regulations.  In particular, Emisphere shall supply Roche with *** of *** Program Carrier promptly, but in any event, no later than thirty (30) calendar days from the Effective Date of this Agreement.  Roche shall reimburse Emisphere for any Program Carriers provided to Roche at Emisphere’s cost of *** within thirty (30) days after receipt by Roche of an invoice from Emisphere.  The Materials supplied under this Agreement must be used with prudence and appropriate caution in any experimental work because not all of their characteristics may be known.  Except as expressly set forth herein, THE MATERIALS ARE PROVIDED “AS IS” AND WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE.

8.

*** - indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission.

          3.7         Substitution of Program Carriers.  The Program Carriers as of the Effective Date are identified in Exhibit A hereto, and the parties may amend Exhibit A by mutual written agreement from time to time to substitute a different Carrier for either Program Carrier in accordance with this Section 3.7.  At any time prior to the *** anniversary of the Effective Date, Roche shall be permitted to make up to *** requests to Emisphere for a proposal of Carriers to replace the Program Carriers.  Emisphere shall in its sole discretion identify and propose to Roche Carriers for replacement of the Program Carriers.  Should Roche agree that any such proposed Carrier is acceptable for substitution for a Program Carrier, then such proposed Carrier shall be deemed a Program Carrier and the substituted Program Carrier shall cease being a Program Carrier.  For the avoidance of doubt, at no time may there be more than two (2) Program Carriers.

4.       DEVELOPMENT AND COMMERCIALIZATION OF PRODUCTS BY ROCHE

          4.1         Development and Commercialization of Products.  Subject to the terms and conditions of this Agreement, and except as expressly set forth in the Development Plan, Roche shall control and be solely responsible for the worldwide development and commercialization of Products at its sole cost and expense.  Roche shall own all data generated in the development and/or commercialization of Products, but shall promptly and fully disclose to Emisphere in writing all preclinical and clinical data generated by or on behalf of Roche, its Affiliates or their respective sublicensees with respect to a Program Carrier (other than any such data that relates to the use of a Program Carrier in combination with a ***).  Emisphere shall be free to use all such data disclosed to it by Roche for any purpose (including, without limitation, in support of patent filings) other than the development, manufacture or commercialization of Products.  Without limiting the generality of the foregoing, Emisphere shall be free to use such data for the purpose of researching, developing, manufacturing or commercializing Program Carriers pursuant to Article 8 hereof and/or for use in combination with any compound other than a ***.  To the extent feasible, Roche shall design and conduct all toxicology studies involving Products (or cause such toxicology studies to be designed and conducted) in a manner that enables Emisphere to receive all Program Carrier-related results of such studies in one or more written reports that are separate from and independent of any such reports regarding *** or Products, and Roche shall have no obligation to disclose to Emisphere any such ***or Product-related report(s); provided, however, that Emisphere shall be permitted to review such Product-related reports to utilize data therein if required for a Regulatory Authority.  In designing any toxicology studies of Program Carrier alone, Roche shall, prior to initiation, first consult Emisphere and take into due consideration any comments and advice provided by Emisphere regarding the design of such studies.

                         (a)          Roche shall have the sole right and responsibility for conducting clinical trials of Products in accordance with the Development Plan.  Roche shall own all clinical data and reports related to such clinical trials.  All data, including safety reports from such clinical trials, shall be maintained by Roche in a centralized database.  Roche shall be the sole CTA/IND holder and will solely own all NDAs for Products.  Emisphere shall have the right to cross file and reference data from Product INDs or NDAs with respect to obtaining Regulatory Approval for Program Carriers for other drugs.

9.

*** - indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission.

                         (b)          If there are any clinical trials involving Program Carriers that are ongoing as of the Effective Date, then Emisphere shall be responsible for completing such clinical trials, including preparation and submission of the final study reports.  Emisphere shall make available and provide reasonably requested copies to Roche of portions of the clinical trial Dossier, including related correspondence with Regulatory Authorities and/or ethics committees.

                         (c)          Roche shall have the sole right and responsibility for communicating with Regulatory Authorities concerning Products, including conducting meetings with and holding telephone discussions with such Regulatory Authorities.  If Emisphere receives any written or oral communications from a Regulatory Authority relating to a Product or solely to a Program Carrier, then Emisphere shall provide Roche with a copy of any such written communication or a summary of any such oral communication as soon as practicable but no later than ten (10) business days after receipt of such communication, or sooner if mandated by law.

                         (d)          Emisphere shall compile all data and information from any studies involving Program Carriers in CTD format and in accordance with Roche standards (compatible with the Roche electronic dossier management system (RAPID)).  Emisphere shall provide Roche with such data and information (including all research and clinical study reports) in CTD format within sixty (60) days of the later of (i) the completion of such study, or (ii) the Effective Date of this Agreement.  All Emisphere costs or expenses reasonably incurred in connection with compiling data as per this section shall be paid by Roche.

                         (e)          All work in connection with the Development Program, to the extent required by applicable laws or regulations, shall be conducted in accordance with Good Laboratory Practices, Good Manufacturing Practices and Good Clinical Practices, as such rules of practice are amended from time to time.

          4.2         Pharmacovigilance.  Each party shall fully and timely disclose to the other all clinical safety data and information on products containing any Program Carrier to the extent required by regulatory authorities or applicable law.  Within *** days of the Effective Date of this Agreement, Emisphere shall provide, in a written report, all clinical safety data in its possession or control relating to the *** carrier.

          4.3         Regulatory Approvals.  Roche shall be responsible for and shall own all filings (including INDs, CTAs, NDAs and MAAs) necessary for Regulatory Approval of Products and for obtaining and maintaining such Regulatory Approvals, at Roche’s expense, provided that Roche shall provide Emisphere with a reasonable opportunity to review and comment on those portions of any such proposed filing regarding any Program Carrier prior to submission to the applicable Regulatory Authority.  Such regulatory documents shall be maintained and held by Roche.  Emisphere agrees to use its commercially reasonable efforts to assist Roche in obtaining FDA approval of an NDA for any Product developed by Roche, as well as Regulatory Approvals from any other Governmental Authority that may be required for the marketing of Products in any other country.  Emisphere specifically agrees to cooperate with any inspection by the FDA or other regulatory agency, including, but not limited to, any inspection prior to approval of the NDA for any Product.  Roche shall reimburse Emisphere for its out-of-pocket costs incurred in connection with any such assistance and cooperation provided under this Section 4.3.  Emisphere shall have the right to receive copies of all Regulatory Approvals and other filings with Regulatory Authorities with respect to Products, subject to the provisions of Article 11.

10.

*** - indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission.

          4.4         Disclosure Regarding Roche Efforts.  During the Term, Roche will keep Emisphere reasonably informed regarding the worldwide development of Products by Roche, its Affiliates and sublicensees on a semi-annual basis.  Without limiting the generality of the foregoing, Roche shall provide Emisphere with prompt written notice of the following:

                         (a)          filing of any regulatory documents with respect to any Product in any Major Market Country;

                         (b)          initiation of Phase 1 Clinical Trials, Phase 2 Clinical Trials and Phase 3 Clinical Trials with respect to any Product in any Major Market Country; and

                         (c)          any significant developments, clinical trial progress, and Regulatory Approval with respect to Products.

5.       LICENSE GRANTS

          5.1         License Grants.

                         (a)          By Emisphere.

                                        (i)          Development License.  Subject to the terms and conditions of this Agreement, Emisphere hereby grants to Roche and its Affiliates, during the Development Term, a non-exclusive, worldwide, royalty-free license, without the right to sublicense, under the Emisphere Technology solely to perform Roche’s obligations under the Development Plan.

                                        (ii)          Exclusive Development and Commercialization License.  Subject to the terms and conditions of this Agreement (including, without limitation, Article 6 hereof), Emisphere hereby grants to Roche an exclusive (even as to Emisphere, but subject to Section 5.2), worldwide, royalty-bearing license, with the right to sublicense through multiple tiers of sublicense, under the Emisphere Technology and Emisphere’s interest in the Joint Patents, solely to develop, make, have made, use, sell, offer for sale, have sold and import Products containing a Program Carrier in the Field.  For purposes of clarification, in no event shall Roche have any right or license under this Agreement to make, have made, use, sell, have sold, offer for sale or import (A) any pharmaceutical product containing any formulation of *** and a Program Carrier for any non-oral route of administration, (B) any pharmaceutical product containing a Program Carrier and any drug other than ***, or (C) any product containing a *** and any Carrier (other than a Program Carrier) that is covered by or derived from Emisphere Technology.  Further, for purposes of clarification, in no event shall Roche have the right to practice the Emisphere Technology for any purpose other than the performance of Roche’s obligations under the Development Plan or the manufacture, use, sale, offer for sale or import of Products in the Field.

11.

*** - indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission.

                         (b)          By Roche.

                                        (i)          Development License.  Subject to the terms and conditions of this Agreement, Roche hereby grants to Emisphere and its Affiliates, during the Development Term, a non-exclusive, worldwide, royalty-free license, without the right to sublicense, under the Roche Technology solely to perform Emisphere’s obligations under the Development Plan.

                                        (ii)          License for Product-Specific Improvements.  Subject to the terms and conditions of this Agreement, Roche hereby grants to Emisphere and its Affiliates, during the Term, an exclusive, worldwide, royalty-free license, with the right to sublicense through multiple tiers of sublicense, to practice Product-Specific Improvements for any purpose except as set forth in Section 5.2.

          5.2         Exclusivity; Restricted Activities.  Emisphere hereby agrees that, during the Term, Emisphere shall not develop or commercialize, or grant any Third Party any license or right to develop or commercialize, any formulation of *** for oral administration, provided that Emisphere may conduct any development activities requested by Roche and agreed to by Emisphere in accordance with and subject to the terms of this Agreement.  Roche hereby agrees that, during the Term, neither Roche nor any of its Affiliates will conduct any research, development or commercialization activities with respect to pharmaceutical products containing any formulation of *** in combination with a Program Carrier for oral administration other than research, development and commercialization of Products in accordance with and subject to the terms of this Agreement.  For purposes of clarification, Emisphere shall at all times retain the right to use the Program Carriers for the research, development, manufacture and/or commercialization of any product, other than a formulation of *** for oral administration.  Emisphere shall at all times be free to use the Program Carriers with products other than those containing a ***, without restriction.  For purposes of clarification, subject to the terms and conditions of this Agreement, Roche shall at all times retain the unrestricted right to develop or commercialize any formulation of ***, whether alone or in combination with a Program Carrier or with any agent (other than a Program Carrier) that is not Emisphere Other Technology.

          5.3         Diligence.  Roche shall use commercially reasonable and diligent efforts to pursue the worldwide development and commercialization of Products and to maximize sales of Products.  As used herein, “commercially reasonable and diligent efforts” shall mean those efforts, consistent with the exercise of prudent scientific and business judgment, as applied in the pharmaceutical industry to development and commercialization activities conducted with respect to other products of similar potential and market size.  It is understood that such potential may change from time to time based upon changing scientific, business, marketing and return on investment considerations.  Emisphere acknowledges that, even within the Major Market Countries, Roche and its Affiliates do not always seek to market their own products in every such country or seek to obtain regulatory approval in every such country or every potential indication or every compound that has potential for an indication.  Consequently, whether Roche has exercised commercially reasonable and diligent efforts is to be determined by judging its efforts taken as a whole.

12.

*** - indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission.

          5.4         No Implied Licenses.  No right or license under any Patents or Information is granted or shall be granted by implication.  All such rights or licenses are or shall be granted only as expressly provided in the terms of this Agreement.

6.       FEES AND PAYMENTS

          6.1         Technology Access Fee.  As reimbursement of past R&D expenses incurred by Emisphere, Roche shall pay to Emisphere a non-refundable, non-creditable technology access fee of *** within ten (10) business days after the later of the Effective Date or receipt of an invoice from Emisphere.

          6.2         Development and Commercialization Event Payments.  Roche shall provide Emisphere with written notice of the first occurrence of each of the events set forth below with respect to each Product within ten (10) days after such occurrence.  Within *** calendar days following the later of (i) receipt of an invoice from Emisphere, and (ii) the first occurrence of each of the events set forth below with respect to each Product, Roche shall pay to Emisphere the applicable payment set forth below, whether such milestone is achieved by Roche, its Affiliate or any of their respective sublicensees:

Event	Payment

***	***
***	***
***	***
***	***
***	***

Total Payable Per Product	$18,500,000

* Or first pivotal clinical trial designed for filing of an NDA.  In the event that, at the time the first NDA is filed with respect to a Product, one or both of these payments have not been paid for such Product, then Roche shall pay such payment(s) concurrently with the payment for filing of the first NDA with respect to such Product.

The payments set forth above in this Section 6.2 shall be payable on a Product-by-Product basis, and each of such payments shall be payable only once for each Product, regardless of the number of indications for which such Product is developed or approved or the number of times each event occurs for a particular Product.  All payments made to Emisphere pursuant to this Section 6.4 are non-refundable and may not be credited against any other payments payable by Roche to Emisphere under this Agreement.

          6.3         Royalties.  Subject to Sections 6.4, 6.5 and 6.6, Roche shall pay to Emisphere the applicable royalty set forth below on aggregate annual Net Sales of each Product by Roche, its Affiliates and their respective sublicensees:

                         (a)          *** percent (***%) of that portion of total annual Net Sales of each Product that is less than or equal to US$***;

13.

*** - indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission.

                         (b)          *** percent (***%) of that portion of total annual Net Sales of each Product that is greater than US$*** and less than or equal to US$***; and

                         (c)          *** percent (***%) of that portion of total annual Net Sales of each Product that is greater than US$***.

          6.4         Know-How Royalty.  Notwithstanding the provisions of Section 6.3, with respect to Net Sales of a Product in a country in which no Valid Claim within the Emisphere Patents or Joint Patents claims the manufacture, use, sale, offer for sale or import of such Product, the royalty rate applicable to Net Sales of such Product in such country shall be equal to *** of the highest rate applicable to worldwide Net Sales of such Product during the applicable royalty period as determined in accordance with Section 6.3.

          6.5         Combination Products.  In the event a Product is sold combined with any other product or service (together, a “Combination Product”), the Net Sales from the Product, for the purposes of determining royalty payments, shall be determined by multiplying the Net Sales of the Combination Product during the applicable royalty reporting period, by the fraction, C/D, where C is the average per unit sale price of the Product when sold not combined with any other product or service in the country in which the Product is sold, and D is the average per unit sale price of the Combination Product in such country, in each case during the applicable royalty reporting period or, if sales of the Product not combined with any other product or service did not occur in such period, then in the most recent royalty reporting period in which arms length fair market sales of such Product (not combined with any other product or service) occurred.  In the event that such average sale price cannot be determined for the Product not combined with any other product or service, Net Sales for the purposes of determining royalty payments shall be mutually agreed upon by the Parties based on the relative value contributed by each component of the Combination Product, such agreement not to be unreasonably withheld.

          6.6         Third Party Licenses.  Emisphere shall be solely responsible for payment of royalties on sales of Products that may accrue under any license agreement between Emisphere and a Third Party that is in existence as of the Effective Date.  Except as set forth in the preceding sentence, in the event that Roche (or its Affiliate or any of their respective sublicensees, as applicable) is required to take a license to Third Party patent rights in order to practice the Emisphere Technology, Roche may offset against its royalty obligations hereunder, on a country-by-country basis, up to a maximum of *** of the royalties actually paid to such Third Party with respect to sales of Products in such country.

          6.7         Limitation on Royalty Reductions.  In no event shall the royalties that would otherwise be payable by Roche to Emisphere for any calendar quarter on Net Sales of Products in such country (in the absence of Sections 6.4 and 6.6) be reduced by more than *** as a result of aggregate royalty reductions pursuant to Sections 6.4 and 6.6.

          6.8         Royalty Term.  The royalty payments specified in Section 6.3 shall be payable on a Product-by-Product and country-by-country basis until the later of: (a) *** years after the date of First Commercial Sale of such Product in such country, and (b) the expiration of the last-to-expire Valid Claim claiming the manufacture, use, sale, offer for sale or import of such Product in such country.

14.

*** - indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission.

          6.9         Generic Competition.  If in any country (a) at least one Valid Claim of the Emisphere Patents or Joint Patents claims the manufacture, use, sale, offer for sale or import of a Product, (b) one or more generic equivalents of such Product (defined as a pharmaceutical product for oral administration that contains any formulation of the same *** as contained in such Product) are marketed, and (c) the market share of all such generic equivalents represents more than ***% of aggregate unit sales of such Product and such generic equivalents combined, then the above royalty rates shall be *** in such country.

7.       PAYMENT; RECORDS; AUDITS

          7.1         Payment; Reports.  Royalty payments shall be calculated and reported for each calendar quarter.  All royalty payments due to Emisphere under this Agreement shall be paid within *** calendar days of the end of each calendar quarter.  Each payment shall be accompanied by a report of Net Sales of Products by Roche, its Affiliates and their respective sublicensees in sufficient detail to permit confirmation of the accuracy of the payment made, including, the Adjusted Gross Sales and Net Sales of such Products, and the royalty payable.  Roche shall keep, and shall cause its Affiliates and their respective sublicensees to keep, complete and accurate records pertaining to the sale or other disposition of Products in sufficient detail to permit Emisphere to confirm the accuracy of all payments due hereunder.

          7.2         Income Tax Withholding.  The party entitled to receive a payment hereunder will pay any and all taxes levied on account of such payment.  If any taxes are required to be withheld by the party making such payment, such party will (a) deduct such taxes from the payment made to the other party, (b) timely pay the taxes to the proper taxing authority, and (c) send proof of payment to the other party and certify its receipt by the taxing authority within thirty (30) calendar days following such payment.

          7.3         Exchange Rate; Manner and Place of Payment.  All payments hereunder shall be payable in U.S. dollars.  ***

          7.4         Audits.  During the Term and for a period of *** years thereafter, Roche shall keep (and shall cause its Affiliates and their respective sublicensees to keep) complete and accurate records pertaining to the sale or other disposition of Products in sufficient detail to permit Emisphere to confirm the accuracy of royalties due hereunder.  Emisphere shall have the right to cause an independent, certified public accountant reasonably acceptable to Roche to audit such records to confirm Net Sales and royalties for a period covering not more than the preceding *** years.  Such audits may be exercised during normal business hours upon reasonable prior written notice to Roche.  Prompt adjustments shall be made by the parties to reflect the results of such audit.  Emisphere shall bear the full cost of such audit unless such audit discloses an underpayment by Roche of more than *** of the amount of royalties due under this Agreement, in which case, Roche shall bear the full cost of such audit and shall promptly remit to Emisphere the amount of any underpayment.  The audit report shall be provided to both parties.

          7.5         Late Payments.  In the event that any payment due hereunder is not made when due, the payment shall accrue interest from the date due at the rate corresponding to one-month LIBOR (as reported by Bloomberg) *** percent ***; provided, however, that in no event shall such rate exceed the maximum legal annual interest rate.  The payment of such interest shall not limit a party from exercising any other rights it may have as a consequence of the lateness of any payment.

15.

*** - indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission.

8.       MANUFACTURE AND SUPPLY

          8.1         Manufacture.  Subject to the provisions of this Article 8, Roche shall have the sole right and responsibility to manufacture or have manufactured all supplies of Products for worldwide clinical development and commercialization (including all components of such Products and Program Carriers).  For the avoidance of doubt, Emisphere shall have the right to manufacture the Program Carrier for any purpose other than for manufacture of Products.

          8.2         Drug Master File for Products.  Roche shall be solely responsible for establishing and maintaining, and shall be the sole owner of, a DMF and/or NDA for each Product in accordance with the requirements of the FDA, as well as any comparable files required by non-U.S. Regulatory Authorities, in Roche’s discretion.  If required, Emisphere shall provide Roche with all information, files and other documents regarding its manufacturing processes and procedures for Program Carrier (including all manufacturing safety data) in order to enable Roche to establish and maintain the DMF and/or NDA for each Product.  Emisphere further agrees to use its commercially reasonable efforts to assist Roche in establishing and maintaining the DMF and/or NDA for any Product.  The parties understand that Roche will reimburse Emisphere for its out-of-pocket costs incurred in connection with any such assistance and cooperation provided under this Section 8.2.  Roche agrees to provide Emisphere with a true and complete copy of the DMF or manufacturing portion of the NDA for each Product within thirty (30) calendar days following Emisphere’s written request therefor.  Roche shall provide Emisphere with reasonable advance notice of, and an opportunity to comment on, any proposed changes to such DMF.

          8.3         Drug Master File for Program Carrier.  Emisphere shall be solely responsible for establishing and maintaining, and shall be the sole owner of, a DMF for each Program Carrier in accordance with the requirements of the FDA, as well as any comparable files required by non-U.S. Regulatory Authorities, in Roche’s discretion.  If required, Roche shall provide Emisphere with all information, files and other documents regarding its manufacturing processes and procedures for Program Carrier (including all manufacturing safety data) in order to enable Emisphere to establish and maintain the DMF for each Program Carrier.  Roche further agrees to use its commercially reasonable efforts to assist Emisphere in establishing and maintaining the DMF for any Program Carrier.  Emisphere agrees to provide Roche with a true and complete copy of the DMF for each Program Carrier within thirty (30) calendar days following Roche’s written request therefor.  Emisphere shall provide Roche with reasonable advance notice of, and an opportunity to comment on, any proposed changes to such DMF.

9.       INTELLECTUAL PROPERTY

          9.1         Ownership of Inventions.

                         (a)          Inventorship of inventions, whether or not patentable, conceived of as part of the Development Program (“Inventions”) shall be determined in accordance with the rules of inventorship under patent laws of the applicable country or jurisdiction in which the patent application is filed.

16.

*** - indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission.

                         (b)          Emisphere shall own all Inventions conceived of as part of the Development Program solely by its employees and contractors (“Emisphere Inventions”).

                         (c)          Roche shall own all Inventions conceived of as part of the Development Program solely by its employees and contractors (“Roche Inventions”).

                         (d)          All Inventions conceived of as part of the Development Program jointly by employees or contractors of Roche and employees or contractors of Emisphere (“Joint Inventions”), and all Joint Patents, shall be owned jointly by Roche and Emisphere.

          9.2         Patent Prosecution and Maintenance.

                         (a)          It is the intention of the parties to secure patent protection for Inventions.  Roche shall be responsible for the preparation, filing, prosecution and maintenance of all Roche Patents at Roche’s sole expense.  Emisphere shall be responsible for the preparation, filing, prosecution and maintenance of all Emisphere Patents at Emisphere’s sole expense.  Each party shall consider in good faith the requests and suggestions of the other party with respect to strategies for filing and prosecuting Patents claiming Products being developed or commercialized by Roche under this Agreement, or the manufacture or use of such Products.  The party responsible for the filing, prosecution, maintenance, enforcement and defense of any such Patents shall keep the other party informed of progress with regard thereto.  In the event that Emisphere desires to abandon any Product-Specific Emisphere Patent, Emisphere shall provide reasonable prior written notice to Roche of such intention to abandon, and Roche shall have the right, at its expense, to prepare, file, prosecute, and maintain such Product-Specific Emisphere Patent in Roche’s name.  For purposes of clarification, in no event shall Roche have the right to prepare, file, prosecute or maintain any Emisphere Patent other than a Product-Specific Patent as to which Emisphere provides Roche written notice in accordance with the preceding sentence.

                         (b)          The parties shall mutually agree on a case-by-case basis which party (the “Responsible Party”) will be responsible for the preparation, filing, prosecution and maintenance of Joint Patents; provided, however, that Emisphere shall be the Responsible Party with respect to Joint Patents claiming any Carrier, the composition of matter of any Carrier, or a method of manufacturing or using any Carrier, and Roche shall be the Responsible Party with respect to Joint Patents claiming any therapeutic use of ***.  The parties shall share equally (50%/50%) the cost of preparation, filing, prosecution and maintenance of Joint Patents; provided, however, that Emisphere shall be solely responsible for the costs with respect to Joint Patents claiming any Carrier, the composition of matter of any Carrier, or a method of manufacturing or using any Carrier, and Roche shall be solely responsible for the costs with respect to Joint Patents claiming any therapeutic use of ***.  The Responsible Party shall consult with the other party as to the preparation, filing, prosecution and maintenance of such Joint Patents reasonably prior to any deadline or action with the U.S. Patent & Trademark Office or any foreign patent office, and shall furnish to the other party copies of all relevant documents reasonably in advance of such consultation.  In the event that the Responsible Party desires to

17.

*** - indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission.

abandon any Joint Patent, or if the Responsible Party later declines responsibility for any Joint Patent, the Responsible Party shall provide reasonable prior written notice to the other party of such intention to abandon or decline responsibility, and the other party shall have the right, at its expense, to prepare, file, prosecute, and maintain such Joint Patent.

          9.3         Cooperation of the Parties.  Each party agrees to cooperate fully in the preparation, filing, prosecution and maintenance of any Patents under this Agreement and in the obtaining and maintenance of any patent extensions, supplementary protection certificates and the like with respect to any Patent claiming a Product being developed or commercialized by Roche in accordance with this Agreement or the Program Carrier contained therein.  Such cooperation includes, but is not limited to:

                         (a)          executing all papers and instruments, or requiring its employees or contractors, to execute such papers and instruments, so as to effectuate the ownership of Inventions set forth in Section 9.1, and Patents claiming such Inventions, and to enable the other party to apply for and to prosecute patent applications in any country; and

                         (b)          promptly informing the other party of any matters coming to such party’s attention that may affect the preparation, filing, prosecution or maintenance of any such patent applications.

          9.4         Infringement by Third Parties.  Emisphere and Roche shall promptly notify the other in writing of any alleged or threatened infringement of any Emisphere Patent, Roche Patent or Joint Patent that could reasonably be expected to have a material adverse impact on any Product being developed or commercialized by Roche of which they become aware.  Both parties shall use their commercially reasonable efforts in cooperating with each other to terminate such infringement without litigation.

                         (a)          Emisphere Patents.  Emisphere shall have the sole right to bring and control any action or proceeding with respect to infringement of any Emisphere Patent other than a Product-Specific Emisphere Patent at its own expense and by counsel of its own choice, and, to the extent any such infringement could reasonably be expected to have a material adverse impact on any Product being developed or commercialized by Roche, Roche shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.  Emisphere shall have the first right to bring and control any action or proceeding with respect to infringement of any Product-Specific Emisphere Patent or Product-Specific Emisphere Claim at its own expense and by counsel of its own choice, and Roche shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.  If Emisphere fails to bring any such action or proceeding with respect to infringement of any Product-Specific Emisphere Patent or Product-Specific Emisphere Claim within (a) sixty (60) days following the notice of alleged infringement or (b) thirty (30) days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, Roche shall have the right to bring and control any such action at its own expense and by counsel of its own choice, and Emisphere shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

18.

*** - indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission.

                         (b)          Roche Patents.  Roche shall have the sole right to bring and control any action or proceeding with respect to infringement of any Roche Patent at its own expense and by counsel of its own choice, and, to the extent any such infringement could reasonably be expected to have a material adverse impact on any Product being developed or commercialized by Roche, Emisphere shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

                         (c)          Joint Patents.  Emisphere shall have the first right to bring and control any action or proceeding with respect to infringement of any Joint Patent at its own expense and by counsel of its own choice, and Roche shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.  If Emisphere fails to bring an action or proceeding within (a) sixty (60) days following the notice of alleged infringement or (b) thirty (30) days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, Roche shall have the right to bring and control any such action at its own expense and by counsel of its own choice, and Emisphere shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

                         (d)          Cooperation; Settlement.  In the event a party brings an infringement action in accordance with this Section 9.4, the other party shall cooperate fully, including, if required to bring such action, the furnishing of a power of attorney or being named as a party.  Neither party shall have the right to settle any patent infringement litigation under this Section 9.4 relating to any Product-Specific Emisphere Patent or any Joint Patent hereunder without the prior written consent of the other party, which shall not be unreasonably withheld.

                         (e)          Allocation of Recoveries.  Except as otherwise agreed to by the parties as part of a cost-sharing arrangement, any recovery realized as a result of such litigation, after reimbursement of any litigation expenses of Emisphere and Roche, shall be retained by the party that brought and controlled such litigation for purposes of this Agreement, except that any recovery realized by Roche as a result of such litigation, after reimbursement of the parties’ litigation expenses, shall, to the extent attributable to lost sales or lost profits with respect to Products, be treated as Net Sales for purposes of this Agreement.

          9.5         Infringement of Third Party Rights.  Each party shall promptly notify the other in writing of any allegation by a Third Party that the activity of either of the parties pursuant to this Agreement infringes or may infringe the intellectual property rights of such Third Party.  Emisphere shall have the sole right to control any defense of any such claim involving alleged infringement of Third Party rights by Emisphere’s activities at its own expense and by counsel of its

19.

*** - indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission.

own choice, and Roche shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.  Subject to the following sentence, Roche shall have the sole right to control any defense of any such claim involving alleged infringement of Third Party rights by Roche’s activities at its own expense and by counsel of its own choice, and Emisphere shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.  If any Third Party claim alleges that the manufacture, use, sale, offer for sale or import of the Product infringes such Third Party’s patent rights solely covering the composition of matter or method of using or manufacturing any Program Carrier(s), then Emisphere shall have the first right to control any defense of any such claim at its expense and by counsel of its own choice, and Roche shall have the right to be represented in any such action by counsel of its own choice; provided that if Emisphere does not defend against any Third Party claim, then Roche may assume such defense at its expense and using counsel of its own choice, in which case Roche shall keep Emisphere fully informed with regard to the defense of such Third Party claim.  Neither party shall have the right to settle any patent infringement litigation under this Section 9.5 in a manner that diminishes the rights or interests of the other party without the written consent of such other party (which shall not be unreasonably withheld).

          9.6         Product Trademarks.  Roche shall have sole control over all matters relating to the use of, and shall own, all trademarks used in the sale of Products, including, without limitation, the selection, filing and enforcement thereof.

10.     REPRESENTATIONS AND WARRANTIES

          10.1       Mutual Representations and Warranties.  Each party represents and warrants to the other that:

                         (a)          Corporate Power.  It is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof.

                         (b)          Due Authorization.  It is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate or partnership action.

                         (c)          Binding Agreement.  This Agreement is legally binding upon it, enforceable in accordance with its terms.  The execution, delivery and performance of this Agreement by it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

                         (d)          Grant of Rights; Maintenance of Agreements.  It has not, and will not during the Term, grant any right to any Third Party which would conflict with the rights granted to the other party hereunder.  It has (or will have at the time performance is due) maintained and will maintain and keep in full force and effect all agreements (including license agreements) and filings (including patent filings) necessary to perform its obligations hereunder.

          10.2       Emisphere Representations and Warranties.  Emisphere represents and warrants to Roche that, to the knowledge of Emisphere Management as of the Effective Date:

                         (a)          the rights granted to Roche and its Affiliates hereunder do not conflict with rights granted by Emisphere to any Third Party;

                         (b)          Emisphere Technology does not infringe the patent rights or other intellectual property rights of any Third Party; and

20.

*** - indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission.

                         (c)          it owns or has all necessary licenses or rights to the subject matter claimed by the Emisphere Patents in the Territory.

          10.3       Disclaimer.  Except as expressly set forth herein, THE TECHNOLOGY AND INTELLECTUAL PROPERTY RIGHTS PROVIDED BY EACH PARTY HEREUNDER, AND ANY LEAD CARRIER SUPPLIED BY EMISPHERE HEREUNDER, ARE PROVIDED “AS IS,” AND EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES, IN ALL CASES WITH RESPECT THERETO.  Without limiting the generality of the foregoing, each party expressly does not warrant (i) the success the Development Program or (ii) the safety or usefulness for any purpose of the technology it provides hereunder.

          10.4       Limitation of Liability.  EXCEPT FOR PAYMENTS UNDER ARTICLE 6 OR LIABILITY FOR BREACH OF ARTICLE 11, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER; provided, however, that this Section 10.4 shall not be construed to limit either party’s indemnification obligations under Article 13.

11.     CONFIDENTIALITY; PUBLICATION

          11.1       Confidentiality.  Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the parties, the parties agree that, during the Term and for ten (10) years thereafter, the receiving party shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as expressly provided for in this Agreement any Information furnished to it by the other party pursuant to this Agreement or any Information of the other party developed as part of the Development Program hereunder (collectively, “Confidential Information”).  Each party may use such Confidential Information only to the extent required to accomplish the purposes of this Agreement.  Each party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own (but in no event less than reasonable care) to ensure that its employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the Confidential Information.  Each party will promptly notify the other upon discovery of any unauthorized use or disclosure of the Confidential Information.

          11.2       Exceptions.  Confidential Information shall not include any information which the receiving party can prove by competent written evidence:

                         (a)          is now, or hereafter becomes, through no act or failure to act on the part of the receiving party or its Affiliates, generally known or available to the public;

                         (b)          is known by the receiving party or its Affiliates at the time of receiving such information, as evidenced by its or its Affiliates’ records;

21.

*** - indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission.

                         (c)          is hereafter furnished to the receiving party or its Affiliates, as a matter of right and without restriction on disclosure, by a Third Party who is under no obligation of non-disclosure to the disclosing party or its Affiliates; or

                         (d)          is the subject of a written permission to disclose provided by the disclosing party.

          11.3       Authorized Disclosure.  Each party may disclose Confidential Information belonging to the other party to the extent such disclosure is necessary in the following instances:

                         (a)          filing or prosecuting Patents as permitted by this Agreement;

                         (b)          regulatory filings for Products such party has a license or right to develop hereunder;

                         (c)          prosecuting or defending litigation as permitted by this Agreement;

                         (d)          complying with applicable court orders or governmental regulations; and

                         (e)          disclosure to Affiliates, sublicensees, employees, consultants, agents or other Third Parties in connection with due diligence or similar investigations by such Third Parties, and disclosure to potential Third Party investors in confidential financing documents, provided, in each case, that any such Affiliate, sublicensee, employee, consultant, agent or Third Party agrees to be bound by similar terms of confidentiality and non-use at least equivalent in scope to those set forth in this Article 11.

          Notwithstanding the foregoing, in the event a party is required to make a disclosure of the other party’s Confidential Information pursuant to Section 11.3(c) or (d), it will, except where impracticable, give reasonable advance notice to the other party of such disclosure and use efforts to secure confidential treatment of such information at least as diligent as such party would use to protect its own confidential information, but in no event less than reasonable efforts.  In any event, the parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder.  The parties will consult with each other on the provisions of this Agreement to be redacted in any filings made by the parties with the Securities and Exchange Commission or as otherwise required by law.

          11.4       Publications.  Each party shall have the right to review and comment on any material proposed for disclosure or publication by the other party or the other party’s Affiliates, consultants and agents, such as by oral presentation, manuscript or abstract, which utilizes data generated from the Development Program and/or includes Confidential Information of the other party.  Before any such material is submitted for publication, the party proposing publication shall deliver, or shall ensure that the other party’s Affiliate, consultant or agent delivers, a complete copy to the other party at least thirty (30) days prior to submitting the material to a publisher or initiating any other disclosure.  Such other party shall review any such material and give its comments to the party proposing publication within twenty (20) days of the delivery of such material to such other party.  With respect to oral presentation materials and abstracts, such other party shall make reasonable efforts to expedite review of such materials and abstracts, and

22.

*** - indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission.

shall return such items as soon as practicable to the party proposing publication with appropriate comments, if any, but in no event later than fifteen (15) days from the date of delivery to the non-publishing party.  The publishing party shall comply with, or shall ensure that its Affiliate, consultant or agent complies with, the other party’s request to delete references to the other party’s Confidential Information in any such material and agrees to delay any submission for publication or other public disclosure for a period of up to an additional ninety (90) days for the purpose of preparing and filing appropriate patent applications.  Any publication of data from the Development Program shall reference the existence of this Agreement and make appropriate reference to the contribution of the non-publishing party.

          11.5       Publicity.

                         (a)          The parties may issue a press release (either jointly or individually) announcing the execution of this Agreement in the form mutually agreed upon by the parties prior to execution of this Agreement.  The parties agree to consult with each other reasonably and in good faith with respect to the text and timing of subsequent press releases prior to the issuance thereof, and agree that the consent of the other party is required, provided that a party may not unreasonably withhold consent to such releases.  Notwithstanding the above, the parties agree that either party may, in the absence of the other party’s consent, issue such press releases as it determines, based on advice of counsel, are reasonably necessary to comply with laws or regulations or for appropriate market disclosure.  In addition, following the initial press release announcing this Agreement, each party shall be free to disclose and publicize, without the other party’s prior written consent, the existence of this Agreement, the identity of the other party and those terms of the Agreement which have been previously publicly disclosed in accordance herewith.

                         (b)          Without limiting the generality of the foregoing, the parties may issue appropriate press releases (either jointly or individually) regarding the achievement of each development or commercialization event specified in Section 6.2 and shall use commercially reasonable efforts to discuss its efforts with respect to the development and commercialization of Products at each of its investor and analyst meetings or conference calls.

12.     TERM AND TERMINATION

          12.1       Term.  The term of the Development Program (the “Development Term”) shall commence on the Effective Date and, unless this Agreement is earlier terminated pursuant to this Article 12, continue until the receipt of the first Regulatory Approval with respect to a Product.  The term of this Agreement (the “Term”) shall commence on the Effective Date and, unless this Agreement is earlier terminated pursuant to this Article 12, continue until the later of (a) termination of the Development Term in accordance with the preceding sentence, and (b) the expiration of all royalty and payment obligations hereunder with respect to Products.

          12.2       Termination by Roche.  Roche shall have the right to terminate this Agreement as a whole, or on a Product-by- Product and/or country-by-country basis, for any reason or for no reason at any time, upon ninety (90) days’ prior written notice to Emisphere.  If Roche terminates this Agreement with respect to a particular Product or country, then the licenses granted to Roche under Sections 5.1(a)(i) and 5.1(a)(ii), if then in effect, shall automatically

23.

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terminate with respect to such Product or country (as applicable) and revert to Emisphere, and Roche shall cease to have any right or license to develop, manufacture or commercialize such Product(s) in such country/countries, but this Agreement shall otherwise remain in full force and effect in accordance with its terms.

          12.3       Termination for Cause.  Each party shall have the right to terminate this Agreement upon sixty (60) days’ prior written notice to the other upon the occurrence of any of the following:

                         (a)          Upon or after the bankruptcy, insolvency, dissolution or winding up of the other party (other than a dissolution or winding up for the purpose of reconstruction or amalgamation); or

                         (b)          Upon or after the breach of any material provision of this Agreement by the other party if the breaching party has not cured such breach within the sixty (60) day period following written notice of termination by the non-breaching party.

          12.4       Effect of Termination; Surviving Obligations.

                         (a)          Upon termination of this Agreement by Roche pursuant to Section 12.3:

                                        (i)          the licenses granted under Sections 5.1(a)(i) and 5.1(b)(i), if then in effect, shall automatically terminate and revert to the granting party;

                                        (ii)         with respect to any Product-Specific Improvement made prior to such termination, the license granted by Roche to Emisphere under Section 5.1(b)(ii) shall remain in effect in accordance with its terms, subject to compliance by Emisphere with all applicable provisions of this Agreement; and

                                        (iii)        the license granted by Emisphere to Roche under Section 5.1(a)(ii) (if in effect immediately prior to such termination) shall remain in effect in accordance with its terms, subject to compliance by Roche with all applicable provisions of this Agreement (including, without limitation, the payment obligations set forth in Articles 6 and 7).

                         (b)          Upon termination of this Agreement by Roche pursuant to Section 12.2, or termination of this Agreement by Emisphere pursuant to Section 12.3:

                                         (i)          the licenses granted under Sections 5.1(a)(i), 5.1(a)(ii), and 5.1(b)(i), if then in effect, shall automatically terminate and revert to the granting party;

                                         (ii)         with respect to any Product-Specific Improvement made prior to such termination, the license granted by Roche to Emisphere under Section 5.1(b)(ii) shall remain in effect in accordance with its terms, subject to compliance by Emisphere with all applicable provisions of this Agreement;

                                         (iii)        any permitted sublicenses granted under Section 5.1(a)(ii) by Roche shall remain in effect, but shall be assigned to Emisphere;  and

24.

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                                         (iv)         Roche shall (A) transfer to Emisphere as soon as reasonably practicable all Information relating specifically to Program Carriers (if any), (B) transfer and assign to Emisphere all regulatory filings (if any) with respect to Program Carriers (including all foreign equivalents thereof), and (C) take such other actions and execute such other instruments, assignments and documents as may be necessary to effect the transfer of rights hereunder to Emisphere.

                         (c)          At Roche’s discretion, and subject to receiving appropriate compensation (as agreed upon by the parties), Roche may transfer to Emisphere (A) information relating to Products, (B) regulatory filing relating to Products, and (C) Regulatory Approvals relating to Products.

                         (d)          Expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination.  Except as set forth below or elsewhere in this Agreement, the obligations and rights of the parties under the following provisions of this Agreement shall survive expiration or termination of this Agreement:

Section 3.6 – Materials Transfer (last sentence only)
Section 7.4 – Audits
Section 9.1 – Ownership of Inventions
Section 9.2 – Patent Prosecution and Maintenance (so long as Roche retains any license from Emisphere under Section 12.4)
Section 9.3 – Cooperation of the Parties (so long as Roche retains any license from Emisphere under Section 12.4)
Section 9.4 – Infringement by Third Parties (so long as Roche retains any license from Emisphere under Section 12.4)
Section 9.5 – Infringement of Third Party Rights (so long as Roche retains any license from Emisphere under Section 12.4)
Section 9.6 – Trademarks (so long as Roche retains any license from Emisphere under Section 12.4)
Section 10.3 – Disclaimer
Section 10.4 – Limitation of Liability
Section 11.1 – Confidentiality
Section 11.2 – Exceptions
Section 11.3 – Authorized Disclosure
Section 11.4 – Publications
Section 11.5 – Publicity
Section 12.4 – Effect of Termination; Surviving Obligations
Section 12.5 – Exercise of Right to Terminate
Section 12.6 – Damages; Relief
Section 12.7 – Rights in Bankruptcy (so long as a party retains any license from the other under Section 12.4)
Article 13 – Indemnification
Article 14 – Dispute Resolution
Article 15 – General Provisions

25.

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                         (e)          Within thirty (30) days following the expiration or termination of this Agreement, except to the extent and for so long as a party retains license rights under Sections 12.4(a) or (b), each party shall destroy or deliver to the other party any and all Confidential Information of the other party in its possession.  Notwithstanding the above, each party may retain one archival copy of the other party’s Confidential Information solely for the purpose of ascertaining its compliance with the confidentiality obligations of this Agreement.

          12.5       Exercise of Right to Terminate.  The use by either party hereto of a termination right provided for under this Agreement shall not give rise to any obligation for the payment of damages or any other form of compensation or relief to the other party with respect thereto.

          12.6       Damages; Relief.  Subject to Section 12.5 above, termination of this Agreement shall not preclude either party from claiming any other damages, compensation or relief that it may be entitled to upon such termination.

          12.7       Rights in Bankruptcy.  All rights and licenses granted under or pursuant to this Agreement by Roche or Emisphere are, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code.  The parties agree that the parties, as licensees of such rights under this Agreement, will retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code.  The parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either party under the U.S. Bankruptcy Code, the party hereto that is not a party to such proceeding will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in their possession, will be promptly delivered to them (i) upon any such commencement of a bankruptcy proceeding upon their written request therefor, unless the party subject to such proceeding elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under (i) above, following the rejection of this Agreement by or on behalf of the party subject to such proceeding upon written request therefor by the non-subject party.

13.      INDEMNIFICATION

          13.1       Indemnification.

                         (a)          Roche hereby agrees to save, defend, indemnify and hold harmless Emisphere, its Affiliates and their respective officers, directors, employees, consultants and agents (each, an “Emisphere Indemnitee”) from and against any and all losses, damages, liabilities, expenses and costs, including reasonable legal expense and attorneys’ fees (“Losses”), to which any Emisphere Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise directly or indirectly out of (i) the practice by Roche of any license granted hereunder, (ii) the development, manufacture, use, handling, storage, sale or other disposition of any Product by Roche, its Affiliates or sublicensees, or (iii) the gross negligence or willful misconduct of any Roche Indemnitee or the breach by Roche of any warranty, representation, covenant or agreement made by Roche in this Agreement, except, in each case, to the extent such Losses result from the gross negligence or willful misconduct of any Emisphere Indemnitee or the breach by Emisphere of any warranty, representation, covenant or agreement made by Emisphere in this Agreement.

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                         (b)          Emisphere hereby agrees to save, defend, indemnify and hold harmless Roche, its Affiliates and their respective officers, directors, employees, consultants and agents (each, a “Roche Indemnitee”) from and against any and all Losses to which any Roche Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise directly or indirectly out of (i) the practice by Emisphere of any license granted hereunder, (ii) the development by Emisphere of any Product hereunder, or (iii) the gross negligence or willful misconduct of any Emisphere Indemnitee or the breach by Emisphere of any warranty, representation, covenant or agreement made by Emisphere in this Agreement, except, in each case, to the extent such Losses result from the gross negligence or willful misconduct of any Roche Indemnitee or the breach by Roche of any warranty, representation, covenant or agreement made by Roche in this Agreement.

          13.2       Control of Defense.  In the event a party seeks indemnification under Section 13.1, it shall inform the other party (the “Indemnifying Party”) of a claim as soon as reasonably practicable after it receives notice of the claim, shall permit the Indemnifying Party to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration), and shall cooperate as requested (at the expense of the Indemnifying Party) in the defense of the claim.

14.     DISPUTE RESOLUTION

          14.1       Disputes.  The parties recognize that disputes as to certain matters may from time to time arise which relate to either party’s rights and obligations hereunder.  It is the objective of the parties to establish procedures to facilitate the resolution of such disputes in an expedient manner by mutual cooperation and without resort to litigation.  To accomplish this objective, the parties agree to follow the procedures set forth in Section 14.2, if and when such a dispute arises between the parties.

          14.2       Dispute Resolution Procedures.  If any claim, dispute, or controversy of any nature arising out of or relating to this Agreement, including, without limitation, any action or claim based on tort, contract or statute, or concerning the interpretation, effect, termination, validity, performance and/or breach of this Agreement (each, a “Claim”), arises between the parties and the parties cannot resolve the dispute within thirty (30) days of a written request by either party to the other party, the parties agree to refer the Claim to the Global Head of Pharma of Roche and the Chief Executive Officer of Emisphere for resolution.  If, after an additional thirty (30) days, such officers have not succeeded in negotiating a resolution of the dispute, then either party may at any time thereafter pursue any remedy available to it at law or in equity.

15.     GENERAL PROVISIONS

          15.1       Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, excluding its conflicts of laws principles.   The parties hereby expressly consent to the exclusive personal jurisdiction and venue of the state and federal courts located in Delaware or other state mutually agreed upon by the Parties, for any lawsuit filed by either party against the other arising from or related to this Agreement.

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          15.2       Entire Agreement; Modification.  This Agreement (including the Exhibits hereto) is both a final expression of the parties’ agreement and a complete and exclusive statement with respect to all of its terms.  This Agreement supersedes all prior and contemporaneous agreements and communications, whether oral, written or otherwise, concerning any and all matters contained herein, excluding the letter agreement between the parties dated the Effective Date approving the initial Development Plan.  No trade customs, courses of dealing or courses of performance by the parties shall be relevant to modify, supplement or explain any term(s) used in this Agreement.  This Agreement may not be modified or supplemented by any purchase order, change order, acknowledgment, order acceptance, standard terms of sale, invoice or the like.  This Agreement may only be modified or supplemented in a writing expressly stated for such purpose and signed by the parties to this Agreement.

          15.3       Relationship Between the Parties.  The parties’ relationship, as established by this Agreement, is solely that of independent contractors.  This Agreement does not create any partnership, joint venture or similar business relationship between the parties.  Neither party is a legal representative of the other party; neither party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other party for any purpose whatsoever.

          15.4       Non-Waiver.  The failure of a party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance.  Any waiver by a party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such party.

          15.5       Assignment.  Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either party without the prior written consent of the other party (which consent shall not be unreasonably withheld); provided, however, that either party may assign this Agreement and its rights and obligations hereunder without the other party’s consent:

                         (a)          in connection with the transfer or sale of all or substantially all of the business of such party to which this Agreement relates to a Third Party, whether by merger, sale of stock, sale of assets or otherwise, provided that in the event of a transaction (whether this Agreement is actually assigned or is assumed by the acquiring Party by operation of law), intellectual property rights of the acquiring party to such transaction (if other than one of the parties to this Agreement) shall not be included in the technology licensed hereunder; or

                         (b)          to an Affiliate, provided that the assigning party shall remain liable and responsible to the non-assigning party hereto for the performance and observance of all such duties and obligations by such Affiliate.

28.

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The rights and obligations of the parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties.  Any assignment not in accordance with this Agreement shall be void.

          15.6       No Third Party Beneficiaries.  This Agreement is neither expressly nor impliedly made for the benefit of any party other than those executing it.

          15.7       Severability.  If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable or illegal by a court of competent jurisdiction, such adjudication shall not affect or impair, in whole or in part, the validity, enforceability or legality of any remaining portions of this Agreement.  All remaining portions shall remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable or illegal part.

          15.8       Notices.  Any notice to be given under this Agreement must be in writing and delivered either in person, by any method of mail (postage prepaid) requiring return receipt, or by overnight courier or facsimile confirmed thereafter by any of the foregoing, to the party to be notified at its address(es) given below, or at any address such party has previously designated by prior written notice to the other.  Notice shall be deemed sufficiently given for all purposes upon the earlier of:  (a) the date of actual receipt; (b) if mailed, five business days after the date of postmark; or (c) if delivered by overnight courier, the next business day the overnight courier regularly makes deliveries.

          If to Roche, notices must be addressed to:

Hoffmann-La Roche Inc.
340 Kingsland Street
Nutley, New Jersey 07110
Attention: ***

          With a required copy to:

F.Hoffmann-La Roche Ltd
Grenzacherstrasse 124
CH-4070
Basel, Switzerland
Attention: ***

          If to Emisphere, notices must be addressed to:

Emisphere Technologies, Inc.
765 Old Saw Mill River Road
Tarrytown, NY 10591
Attention: ***
Telephone: ***
Facsimile: ***

29.

*** - indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission.

                     with a copy to:

Cooley Godward LLP
Five Palo Alto Square
3000 El Camino Real
Palo Alto, CA 94306-2155
Attention: ***
Telephone: ***
Facsimile: ***

          15.9       Force Majeure.  Except for the obligation to make payment when due, each party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement by reason of any event beyond such party’s reasonable control including but not limited to Acts of God, fire, flood, explosion, earthquake, or other natural forces, war, civil unrest, accident, destruction or other casualty, any lack or failure of transportation facilities, any lack or failure of supply of raw materials, any strike or labor disturbance, or any other event similar to those enumerated above.  Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the party has not caused such event(s) to occur.  Notice of a party’s failure or delay in performance due to force majeure must be given to the other party within ten (10) calendar days after its occurrence.  All delivery dates under this Agreement that have been affected by force majeure shall be tolled for the duration of such force majeure.  In no event shall any party be required to prevent or settle any labor disturbance or dispute.

          15.10       Interpretation.

                         (a)          Captions & Headings.  The captions and headings of clauses contained in this Agreement preceding the text of the articles, sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction.

                         (b)          Singular & Plural.  All references in this Agreement to the singular shall include the plural where applicable, and all references to gender shall include both genders and the neuter.

                         (c)          Articles, Sections & Subsections.  Unless otherwise specified, references in this Agreement to any article shall include all sections, subsections, and paragraphs in such article; references in this Agreement to any section shall include all subsections and paragraphs in such sections; and references in this Agreement to any subsection shall include all paragraphs in such subsection.

                         (d)          Days.  All references to days in this Agreement shall mean calendar days, unless otherwise specified.

                         (e)          Ambiguities.  Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either party, irrespective of which party may be deemed to have caused the ambiguity or uncertainty to exist.

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                         (f)          English Language.  This Agreement has been prepared in the English language and the English language shall control its interpretation.  In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the parties regarding this Agreement shall be in the English language.

          15.11       Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.

HOFFMANN-LA ROCHE INC.		EMISPHERE TECHNOLOGIES, INC.

By:	/s/ ***	By:	/s/ ***

Name:	***	Name:	***
Title:	***	Title:	***
***

F. HOFFMANN-LA ROCHE LTD

By:	/s/ ***

Name:	***
Title:	***

By:	/s/ ***

Name:	***
Title:	***

32.

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Exhibit A

Program Carriers

***

***

A-1.

*** - indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission.

Exhibit B

Development Plan

***

A-1.

*** - indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission.

Exhibit C

For further information contact:

AT EMISPHERE TECHNOLOGIES, INC.
Elliot Maza
Chief Financial Officer
(914) 785-4742

Dan Budwick
BMC Communications
212.477.9007 ext.14

EMISPHERE TECHNOLOGIES INC. SIGN LICENSING AGREEMENT WITH
ROCHE TO DEVELOP ORAL FORMULATIONS
Human Clinical Data Generated

Tarrytown, NY – November XX, 2004 --- Emisphere Technologies, Inc. (NASDAQ: EMIS) announced today that it has entered into a licensing agreement with Roche to develop oral formulations of undisclosed small molecule compounds approved for use in the field of bone-related diseases. The agreement follows successful pre-clinical studies, and a human feasibility study incorporating Emisphere’s eligen® delivery technology.

Under the terms of the agreement, Roche will pay Emisphere an initial up-front fee, and future milestones payments of up to $18.5 million for each product developed using the eligen® technology.  Emisphere will also receive royalties based upon product sales.  Roche will fund all necessary preclinical, clinical and manufacturing costs for all products.   There are no financial obligations going forward for Emisphere.  Worldwide sales for products of this class of drugs are expected to be over $5 billion in 2004.

Michael M. Goldberg, M.D., Chairman and Chief Executive Officer, Emisphere Technologies, Inc., commented, “We are very pleased to add another premium company such as Roche to the list of partners that have licensed our technology. This is the seventh compound successfully delivered in humans with the eligen® technology.  This is our first license agreement for a small molecule drug that is not a peptide. Our strategy of entering into earlier stage, feasibility studies continues to provide good value to our shareholders.  We shall continue with the strategy of forming research collaborations with companies that can benefit from our eligen® technology.”

About The eligen® Technology

Emisphere’s broad-based oral drug delivery technology platform, known as the eligen® technology, is based on the use of proprietary, synthetic chemical compounds, known as EMISPHERE® delivery agents, or “carriers.”  These molecules facilitate or enable the transport of the therapeutic macromolecules across biological membranes such as those of the gastrointestinal tract, and exert their desired pharmacological effect. Emisphere’s eligen® technology makes it possible to orally deliver a therapeutic molecule without altering its chemical form or biological integrity.

A-1.

About Emisphere Technologies, Inc.

Emisphere Technologies, Inc. is a biopharmaceutical company pioneering the oral delivery of otherwise injectable drugs. Emisphere’s business strategy is to develop oral forms of injectable drugs, either alone or with corporate partners, by applying its proprietary eligen® technology to those drugs or licensing its eligen® technology to partners who typically apply it directly to their marketed drugs. Emisphere’s eligen® technology has enabled the oral delivery of proteins, peptides, macromolecules and charged organics.  Emisphere and its partners have advanced oral formulations or prototypes of salmon calcitonin, heparin, insulin, parathyroid hormone, human growth hormone and cromolyn sodium into clinical trials. Emisphere has strategic alliances with world-leading pharmaceutical companies. For further information, please visit http://www.emisphere.com.

Safe Harbor Statement Regarding Forward-looking Statements

The statements in this release and oral statements made by representatives of Emisphere relating to matters that are not historical facts (including without limitation those regarding the timing or potential outcomes of research collaborations or clinical trials, any market that might develop for any of Emisphere’s product candidates and the sufficiency of Emisphere’s cash and other capital resources) are forward-looking statements that involve risks and uncertainties, including, but not limited to, the likelihood that future research will prove successful, the likelihood that any product in the research pipeline will receive regulatory approval in the United States or abroad, the ability of Emisphere and/or its partners to develop, manufacture and commercialize products using Emisphere’s drug delivery technology, Emisphere’s ability to fund such efforts with or without partners, and other risks and uncertainties detailed in Emisphere’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in Emisphere’s Annual Report on Form 10-K (file no. 1-10615) filed on March 29, 2004.

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